 EXHIBIT 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

PITTSBURGH HOLDINGS, LLC,

PITTSBURGH ACQUISTION, INC.

and

PRIMEDIA INC.

Dated as of May 15, 2011

i

Page

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 6.5(c)(i)	Financing Commitments	Section 4.7
affiliate	Section 9.3(a)	Foreign Merger Control Laws	Section 3.5(b)
Agreement	Preamble	GAAP	Section 3.7(b)
Alternative Acquisition Agreement	Section 6.5(d)(iv)	Governmental Entity	Section 3.5(b)
Anti-Takeover Statute	Section 3.16	Guarantee	Recitals
Antitrust Law	Section 9.3(b)	Guarantor	Recitals
beneficially owned	Section 9.3(c)	Hazardous Materials	Section 3.18(c)(iii)
Book-Entry Shares	Section 2.3(b)	HSR Act	Section 3.5(b)
Business Day	Section 9.3(d)	Indemnified Parties	Section 6.7(a)
Bylaws	Section 3.2	Information Statement	Section 6.2
Capstone Option	Section 2.2(c)	Intellectual Property	Section 9.3(g)
Certificate of Incorporation	Section 3.2	IRS	Section 3.10(b)
Certificate of Merger	Section 1.2	knowledge	Section 9.3(h)
Certificates	Section 2.3(b)	Licenses	Section 3.6(b)
Change in Recommendation	Section 6.5(d)	Material Adverse Effect	Section 9.3(i)
Closing	Section 1.2	Material Contract	Section 3.19(a)
Closing Date	Section 1.2	Measurement Date	Section 3.3(a)
Code	Section 3.10(c)	Merger	Recitals
Company	Preamble	Merger Consideration	Section 2.1(a)
Company Board	Recitals	Merger Sub	Preamble
Company Common Stock	Section 2.1(a)	NYSE	Section 3.5(b)
Company Disclosure Schedule	Article III	Order	Section 7.1(c)
Company Employees	Section 3.10(a)	Parent	Preamble
Company Recommendation	Section 3.4	Parent Fee	Section 8.5(c)
Company Requisite Vote	Section 3.4	Parent Material Adverse Effect	Section 4.1(a)
Company Restricted Share	Section 2.2(b)	Parent Plan	Section 6.6(c)
Company Securities	Section 3.3(a)	Paying Agent	Section 2.3(a)
Company Stock Option	Section 2.2(a)	person	Section 9.3(k)
Company Stock Plans	Section 2.2(a)	Preferred Stock	Section 3.3(a)
Confidentiality Agreement	Section 6.4	Required Bank Information	Section 6.14(b)
Continuing Employee	Section 6.6(a)	SEC	Section 3.7(a)
Contract	Section 3.5(a)	SEC Reports	Section 3.7(a)
control	Section 9.3(e)	Second Financial Advisor	Section 3.21
D&O Insurance	Section 6.7(c)	Section 16 Officer	Section 6.6(e)
Debt Financing	Section 6.14(b)	Securities Act	Section 3.7(a)
DGCL	Recitals	Shares	Section 2.1(a)
Dissenting Shares	Section 2.1(d)	Significant Subsidiary	Section 9.3(l)
DTC	Section 2.3(c)	Stockholders’ Written Consents	Section 6.1
DTC Payment	Section 2.3(c)	subsidiary, subsidiaries	Section 9.3(m)
Effective Time	Section 1.2	Superior Proposal	Section 6.5(c)(ii)
e-mail	Section 9.2	Surviving Corporation	Section 1.1
Environmental Laws	Section 3.18(c)(i)	Tax Return	Section 9.3(o)
Environmental Permits	Section 3.18(c)(ii)	Taxes	Section 9.3(n)
Equity Financing	Section 4.7	Termination Date	Section 8.2
ERISA	Section 3.10(a)	Termination Fee	Section 8.5(b)
Exchange Act	Section 3.5(b)	WARN	Section 3.11(c)
Financial Advisor	Section 3.21	Warrant	Section 2.2(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 15, 2011 (this “Agreement”), among Pittsburgh Holdings, LLC, a Delaware limited liability company (“Parent”), Pittsburgh Acquistion, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and PRIMEDIA Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) approved and declared advisable this Agreement in accordance with the DGCL;

WHEREAS, the respective board of directors of Parent and Merger Sub has each determined that it is in the best interests of their respective stockholders, and the board of directors of each of Parent and Merger Sub has declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, TPG Partners VI, L.P. (the “Guarantor”) is entering into a guarantee with the Company (collectively, the “Guarantee”) pursuant to which each of the Guarantors is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 10:00 a.m. local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions).  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time (or subsequent date and time) as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.3 Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

Section 1.5 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II
EFFECTS OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock (“Shares”) described in Section 2.1(b) and any Dissenting Shares, shall be converted into the right to receive $7.10 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, in the manner provided in Section 2.3.  All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically canceled and shall cease to exist.  If, between the date of this Agreement and the Effective Time, there is any change in the number of outstanding Shares as a result of a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Shares, the Merger Consideration shall be equitably adjusted accordingly, without duplication, to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event;

(b) Each Share held in the treasury of the Company and each Share owned directly or indirectly by Parent, Merger Sub, or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than Shares held on behalf of third parties) shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) Such Shares with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or otherwise becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL.  If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or otherwise shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences.  The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.

Section 2.2 Stock Options, Restricted Shares and Warrants

(a) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares (a “Company Stock Option”) granted under any director or employee stock option or compensation plan or arrangement of the Company (collectively, the “Company Stock Plans”) or otherwise, whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Company Stock Option at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.  For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Company Stock Option, such Company Stock Option shall be cancelled and the holder of such Company Stock Option shall not receive any cash payment in respect thereof.

(b) Immediately prior to the Effective Time, each then-outstanding restricted Share granted under any Company Stock Plan (a “Company Restricted Share”) shall vest, contingent upon the Effective Time, in full (and all restrictions thereon shall immediately lapse) and be converted at the Effective Time into the right to receive the Merger Consideration, as provided in Section 2.1(a).

(c) Immediately prior to the Effective Time, each then-outstanding option to purchase Shares granted to KKR Capstone (formerly known as Capstone Consulting LLC) (a “Capstone Option”) whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Capstone Option at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Capstone Option and (ii) the number of Shares such holder could have purchased had such holder exercised such Capstone Option in full immediately prior to the Effective Time.  For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Capstone Option, such Capstone Option shall be cancelled and the holder of such Capstone Option shall not receive any cash payment in respect thereof.

(d) Immediately prior to the Effective Time, each then-outstanding warrant to purchase Shares (a “Warrant”) whether or not vested or exercisable, shall become fully vested and exercisable contingent upon the Effective Time, and shall be converted into the right to receive, and the Company shall pay to each former holder of any such fully vested converted Warrant at or promptly after the Effective Time an amount in cash, less any applicable tax withholding, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Warrant and (ii) the number of Shares such holder could have purchased had such holder exercised such Warrant in full immediately prior to the Effective Time.  For the avoidance of doubt, if the Merger Consideration is not greater than the applicable exercise price per Share of such Warrant, such Warrant shall be cancelled and the holder of such Warrant shall not receive any cash payment in respect thereof.

(e) At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable, shall adopt such resolutions and take such actions as are necessary to effectuate the foregoing provisions of this Section 2.2.  Unless a later time for payment is expressly provided in this Section 2.2 or is otherwise agreed to between Parent and an individual holder, the Company shall pay the holders of Company Stock Options, Company Restricted Shares, Capstone Options and Warrants the cash payments described in this Section 2.2 promptly after the Effective Time, but in any event not later than the second (2nd) Business Day after the Effective Time (with respect to the Capstone Options and Warrants) or the first payroll date after the Effective Time (with respect to Company Stock Options and Company Restricted Shares).

Section 2.3 Surrender of Shares

(a) Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1.  At or prior to the Effective Time, Parent shall deposit with the Paying Agent sufficient funds to make all payments pursuant to Section 2.1.  Such funds may be invested by the Paying Agent as directed by Parent, provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares, which have converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and such Certificate shall then be canceled.  Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book-entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) of this Agreement in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(d) At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and Book-Entry Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(e) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

(g) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent) or as disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.1 Organization and Qualification.  Each of the Company and its subsidiaries (a) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (b) and (c), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the bylaws of the Company (the “Bylaws”) as currently in effect.  The Certificate of Incorporation and the Bylaws are in full force and effect.

Section 3.3 Capitalization

(a) The authorized capital stock of the Company consists of 350,000,000 Shares and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  At the close of business on May 13, 2011 (the “Measurement Date”): (i) 44,567,928 Shares were issued and outstanding; (ii) 1,646,738 Shares were held in treasury; (iii) no shares of Preferred Stock were outstanding; (iv) an aggregate of 1,680,023 Shares were subject to or otherwise deliverable in connection with the exercise of outstanding Company Stock Options or Capstone Options; and (v) an aggregate of 830,638 Shares were subject to or otherwise deliverable in connection with the vesting of currently unvested Company Restricted Shares; and (vi) an aggregate of 1,645,000 Shares were subject to or otherwise deliverable in connection with the exercise of the Warrants.  Section 3.3(a) of the Company Disclosure Schedule sets forth the number of Shares held in stock accounts under the Company’s Directors Deferred Compensation Plan and the exercise price for each Company Stock Option, Capstone Option and Warrant as of May 13, 2011.  From the close of business on the Measurement Date until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise or vesting of Company Stock Options, Capstone Options, Company Restricted Shares and Warrants in accordance with their terms.  Except as set forth above, as of the date of this Agreement, (A) there are no outstanding (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound or other rights (x) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its subsidiaries, (y) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Company capital stock (the items in clauses (1), (2) and (3) are referred to collectively as “Company Securities”), and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and, other than unvested Company Restricted Shares, not subject to preemptive rights.  No Shares are owned by any subsidiary of the Company.

(b) All shares of the Company’s Significant Subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“liens”), other than restrictions imposed by securities and “blue sky” laws.  As of the date of this Agreement, except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person.  Each of the outstanding shares of equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable) and not subject to preemptive or similar rights.  Section 3.3(b) of the Company Disclosure Schedule sets forth each Significant Subsidiary of the Company as of the date hereof.  As of the date of this Agreement, there are no outstanding (1) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company’s subsidiaries or (2) options or other rights to acquire from the Company’s subsidiaries, and no obligation of the Company’s subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company’s subsidiaries.

(c) All outstanding Company Securities and other equity or equity-based awards of the Company and its subsidiaries have been issued in compliance with all applicable laws, including federal securities laws and any applicable state securities or “blue sky” laws, except to the extent that any failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).  As of the date hereof, the Company Board, at a duly called and held meeting, has adopted resolutions:  (a) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement; (b) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) subject to Section 6.5, to recommend that stockholders of the Company adopt this Agreement (the “Company Recommendation”).  The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or other equivalent organizational documents of the Company or its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or obligation or fee under, any note, bond, mortgage, indenture, contract, agreement, license, lease, sublease or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or result in the creation of any lien on the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Information Statement) and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar law of any jurisdiction (“Foreign Merger Control Laws”), (iii) the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6 Compliance.

(a) Neither the Company nor any of its subsidiaries is, and since December 31, 2008 none have been, in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company’s or any of its subsidiaries’ respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted or to own, lease or operate their properties, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.  All Licenses of the Company are in full force and effect and no cancellation or suspension of any license is pending, except where the failure to be in full force and effect and the cancellation or the suspension, would not, individually or in the aggregate, have a Material Adverse Effect.

(c) This Section 3.6 does not relate to employee benefit matters, which are the subject of Section 3.10, or Taxes, which are the subject of Section 3.14.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2008 (all such forms, reports, statements, certificates and other documents filed since December 31, 2008, collectively, the “SEC Reports”).  Each of the SEC Reports, as of its respective date or if amended prior to the date hereof, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed.  As of its filing date, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof.

(b) The financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the SEC Reports present fairly in all material respects the consolidated financial position of the Company and its subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto, none of which adjustments are expected to have a Material Adverse Effect) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).  No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(c) Since December 31, 2008, subject to any applicable grace periods, the Company has been and is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the NYSE, except in the case of clauses (i) and (ii) for any noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (ii) the Company has disclosed since December 31, 2008, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, to the knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from December 31, 2008 to the date of this Agreement.

(e) Except (i) as reflected, accrued or reserved against in (x) the Company’s consolidated balance sheet as of December 31, 2010 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2010, as amended by the Company’s Form 10K-A filed prior to the date of this Agreement, or (y) the Company’s consolidated balance sheet as of March 31, 2011 (or notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2011, (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2010, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events.  From December 31, 2010 through the date of this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice.  Since December 31, 2010 through the date hereof, there has not been:  (a) any change, event, occurrence or effect which has had or would reasonably be expected to have a Material Adverse Effect; (b) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (i) quarterly dividends by the Company in the ordinary course of business and (ii) any dividend or distribution by a subsidiary of the Company to the Company or a subsidiary thereof; (c) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries (other than the acquisition of Shares (i) pursuant to the Company’s previously disclosed Share buy-back program, (ii) tendered by employees or former employees in connection with a cashless exercise of Company Stock Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options and  Company Restricted Shares) pursuant to the terms of a Company Stock Plan), (iii) tendered by holders of Capstone Options in connection with an exercise of Capstone Options in connection with the vesting or exercising of such Capstone Options and (iv) tendered by holders of Warrants in connection with an exercise of Warrants in connection with the vesting or exercising of such Warrants; (d) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (e) prior to the date of this Agreement, any new material Tax election or revocation of a previous material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries, or any change (or request to any taxing authority to change) any aspect of the method of accounting for Tax purposes employed by the Company or any subsidiary of the Company, other than in the ordinary course of business.

Section 3.9 Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan.  For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other plan, program, agreement or arrangement, including a pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation or sick pay policy, fringe benefit plan, and cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, bonus, incentive compensation, deferred compensation, severance, separation, termination, change of control or employment or consulting agreement, whether or not subject to ERISA, that is contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”) or with respect to which the Company or any of its subsidiaries has any liability.

(b) With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (including all material amendments thereto) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications and material employee communications, if any, relating to such Company Plan and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986 as amended (the “Code”), and other applicable laws, rules and regulations.

(d) At no time has the Company or any of its subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) that remains unsatisfied. No Company Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan”, (iii) a “multiple employer” plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of such plan.  To the knowledge of the Company, no Company Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) none of the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code, whether contingent or otherwise, including pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in any case which has not been satisfied in full and (ii) no condition exists that presents or is reasonably expected to present a risk to the Company or any ERISA Affiliate of incurring any such liability (in each case other than liability for premiums due to the Pension Benefit Guaranty Corporation).

(g) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to result in the revocation of such determination letter or which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) No Company Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) provides, promises or has otherwise incurred any liability with respect to post-retirement medical or other post-retirement welfare benefits to any person, except to the extent required under any applicable state law or under Section 4980B of the Code.

(i) Except as set forth on Schedule 3.10(i) of the Company Disclosure Schedules, no Company Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s), whether contingent or otherwise): (i) could entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) could result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or otherwise under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (iii) could result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.  Neither the

Company, any of its subsidiaries, Parent or Merger Sub will have any liability under the Workers Adjustment and Retraining Notification Act, as amended from time to time, with respect to any events occurring or conditions existing on or prior to Closing.  Except as set forth on Schedule 3.10(i) of the Company Disclosure Schedules, there is no Contract to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code.

(j) Since January 1, 2008, and, to the knowledge of the Company, since January 1, 2005, all Company Stock Options have been granted having an exercise price per Share at least equal to the fair market value of one Share on the date of grant of such Company Stock Option.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries, nor have there been any such strikes, work stoppages, slowdowns or lockouts within the past three years.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, there are no union organizing efforts involving any Company Employees.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries (i) is and has been in compliance with all applicable laws regarding employment and employment practices and those laws relating to terms and conditions of employment, wages and hours, occupational safety and health and workers’ compensation, and (ii) has no charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the knowledge of the Company, threatened against it before any Governmental Entity.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its subsidiaries has any direct or indirect Liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(c) In the 18 months prior to the date hereof, neither the Company nor any of its subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 3.12 Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

Section 3.13 Properties.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and valid marketable fee simple title to all of their respective owned real property (if any) and to all of the buildings, structures and other improvements thereon, and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property; provided that no representation is made under this Section 3.13 with respect to any Intellectual Property.

Section 3.14 Tax Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been timely filed (except those under valid extension) and all such Tax Returns were complete and correct in all material respects, (b) as of the date of this Agreement, all Taxes of the Company and its subsidiaries have been paid or adequately provided for on the most recent financial statements included in the SEC Reports filed prior to the date hereof, (c) the Company and each of its subsidiaries has withheld all Taxes each is obligated to withhold from amounts owing to any employee, creditor or third party and has paid over such Taxes to the proper Governmental Entity, to the extent due and payable, (d) neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any Taxes due or any threatened or proposed Tax audit or has waived any statute of limitations with respect to income or other material Taxes, (e) there are no liens for Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, (f) neither the Company nor any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (iii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement the parties to which consist exclusively of the Company and its subsidiaries), (g) neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (h) neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, a taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount, received or paid, prior to the Closing Date; (i) neither the Company nor any of its subsidiaries has in the last five (5) years received written notice from any Governmental Entity in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries may be subject to taxation by that Governmental Entity that remains in dispute; and (j) neither the Company nor any of its subsidiaries has entered into any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 3.15 Information Statement.  The Information Statement will not, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives on behalf of Parent or Merger Sub which is contained or incorporated by reference in the Information Statement.

Section 3.16 Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company Board has taken action such that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state laws in the United States (including Section 203 of the DGCL) applicable to the Company (collectively, “Anti-Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.17 Intellectual Property.  Section 3.17(i) of the Company Disclosure Schedule sets forth a list, accurate and complete in all material respects, of all patents, domain names and registered trademarks and service marks, and all pending applications with respect to any of the foregoing, that are owned or purported to be owned by the Company or any of its subsidiaries and used by the Company or any of its subsidiaries in the conduct of their respective businesses as conducted as of the date hereof.  All of such items are owned solely by the Company or its subsidiaries, free and clear of all liens (other than Permitted Liens) and, to the knowledge of the Company, such registrations are valid and enforceable, in each case, except as would not individually, or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) to the knowledge of the Company, the Company or one its subsidiaries owns or has the right to use all Intellectual Property that the Company or any of its subsidiaries are using in the conduct of their respective businesses as currently conducted; (b) except as set forth on Section 3.17(ii) of the Company Disclosure Schedule,  there are no pending or, to the knowledge of the Company, threatened claims, actions or proceedings by any person alleging infringement or misappropriation by the Company or any of its subsidiaries of the Intellectual Property rights of such person or challenging the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Company or any of its subsidiaries; (c) to the knowledge of the Company, the conduct of the businesses of the Company and its subsidiaries as currently conducted does not infringe or misappropriate any Intellectual Property rights of any person; (d) to the knowledge of the Company, no person is infringing or misappropriating any Intellectual Property owned by the Company or any of its subsidiaries; (e) the Company and its subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the personally identifiable information of users of websites of the Company or any of its subsidiaries, and to the knowledge of the Company, there has been no unauthorized access to or misuse of such personally identifiable information; (f) no Intellectual Property owned by the Company or any of its subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, licensing, transfer or enforceability  thereof by the Company or any of its subsidiaries; and (g) the Company and each of its subsidiaries has complied with all applicable laws and all of its policies relating to the privacy of users of the Company websites and the collection, storage, use and transfer of users’ personally identifiable information.

Section 3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) the Company and each of its subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated; (ii) to the knowledge of the Company, Hazardous Materials are not present, except in compliance with Environmental Law or as used in the ordinary course of business, and there have been no releases or threatened releases of Hazardous Materials at or on any location including at or on any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its subsidiaries under or relating to any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received from a Governmental Entity or any other person a request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar provision of any analogous state, local or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is presently subject to any lawsuit, proceeding or action, relating to noncompliance with Environmental Laws or any other liabilities or obligations pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (v) neither the Company nor any of its subsidiaries has assumed, or provided against, any liability or obligation of any other person under or relating to Environmental Laws except as provided in leases for real property.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.5 and this Section 3.18 are the only representations and warranties in this Agreement with respect to Environmental Laws or Hazardous Materials.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to the protection of the environment, including ambient air, soil, surface water or groundwater, natural resources or health and human safety currently in effect.

(ii) “Environmental Permits” shall mean all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(iii) “Hazardous Materials” shall mean any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable or relevant Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, asbestos and asbestos containing materials.

Section 3.19 Contracts.

(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by any Contract (whether written or oral) (i) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) in effect on the date of this Agreement, (ii) that is a material contract relating to material Intellectual Property, other than non-exclusive, off-the-shelf software licenses, (iii) that provides for borrowings in excess of $1,000,000, (iv) that contains provisions that prohibit the Company or any of its subsidiaries from competing in any line of business, including such provisions that would, after the Effective Time, in addition to applying to the Company and its subsidiaries, also purport to apply to the Parent and its affiliates (other than the Surviving Corporation and its subsidiaries), or (v) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries, prohibits the pledging of capital stock of the Company or any subsidiary of the Company or prohibits the issuance of guarantees by the Company or any subsidiary of the Company.  Each Contract of the type described in this Section 3.19(a) is referred to herein as a “Material Contract.”  The Company has made available to Parent true and correct copies of all Material Contracts.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or one of its subsidiaries and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (ii) the Company and each of its subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its subsidiaries under any Material Contract and (iv) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder.

Section 3.20 Affiliate Transactions.  Except for director and employment-related Material Contracts filed or incorporated by reference as an exhibit to a form, report or other document filed by the Company with the SEC prior to the date hereof, as of the date hereof no executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% of the Shares is a party to any Material Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries.

Section 3.21 Opinions of Financial Advisors.  Moelis & Company (“Moelis”) has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders (other than Shares held by Kohlberg Kravis Roberts & Co.), a signed copy of which opinion has been or will be provided to Parent.  Lazard Frères & Co. LLC (“Lazard”) has delivered to the members of the Company Board who are not members of Company management or affiliated with Kohlberg Kravis Roberts & Co. (the “Independent Directors”) its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be paid in the Merger to the holders of Shares entitled hereunder to payment thereof (other than shareholders affiliated with Kohlberg Kravis Roberts & Co.) is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent.  It is agreed and understood that the opinion delivered by Moelis is for the benefit of the Company’s Board of Directors and that the opinion delivered by Lazard is for the benefit of the Independent Directors, in their capacity as such, and that neither such opinion may be relied on by Parent or Merger Sub.

Section 3.22 Brokers.  No broker, finder or investment banker (other than Moelis and Lazard) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries.  The Company has furnished to Parent a true and complete copy of any Contract between the Company and Moelis and the Company and Lazard relating to the transactions contemplated hereby.

Section 3.23 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.1 Organization.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and (ii) has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  For purposes of this Agreement a “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.  The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.2 Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the boards of directors of Parent and Merger Sub and, immediately following execution of this Agreement, will be duly and validly authorized by all necessary actions by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) violate the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any Foreign Merger Control Law, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation.  As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Parent Material Adverse Effect.  As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5 Information Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither the Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or its subsidiaries or any of their respective representatives on behalf of the Company or its subsidiaries which is contained in or incorporated by reference in the Information Statement.

Section 4.6 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.7 Financing.  Parent has delivered to the Company true, complete and correct copies of the executed equity commitment letter, dated as of May 15, 2011, among the Parent and TPG Partners VI, L.P (the “Financing Commitments”, pursuant to which the investor party thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”.  None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect.  As of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof.  Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Financing Commitments.  To the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under any of the Financing Commitments.  As of the date hereof, Parent has no reason to believe that any of the conditions to the Equity Financing contemplated by the Financing Commitments will not be satisfied.  Parent and Merger Sub will have at and after the Closing funds sufficient to (i) pay the Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Equity Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

Section 4.8 Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.  All of the issued and outstanding capital stock of Parent is, and as of the Effective Time will be, owned by the Guarantors or affiliates thereof, free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

Section 4.9 Ownership of Shares.  None of Parent, Merger Sub or their respective “affiliates” or “associates” “owns” or at any time during the past three years has, “owned” (in each case as such terms are defined in Section 203 of the DGCL), any Shares.

Section 4.10 Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of Parent as the sole stockholder of Merger Sub to adopt this Agreement (which shall have occurred immediately following execution of the Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement or to approve the Merger or the transactions contemplated hereby.

Section 4.11 Guarantees.  Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guarantees.  The Guarantees are in full force and effect and are valid, binding and enforceable obligation of the Guarantors.  No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantees.

Section 4.12 Absence of Certain Agreements.  As of the date hereof, neither Parent nor any of its affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal; (ii) any Person (other than TPG Partners VI, L.P, any of their affiliated funds or any of their respective limited partners) has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its subsidiaries following the Effective Time at compensation levels in excess of levels currently in effect (other than pursuant to any employment Contracts with the Company and its subsidiaries in effect as of the date hereof), (y) contribute or roll-over any portion of such employee’s Shares, Company Stock Options, or other equity awards to the Company or its subsidiaries or Parent or any of its affiliates or (z) receive any capital stock or equity securities of the Company or any of its subsidiaries or Parent or any of its affiliates.

Section 4.13 Interests in Competitors.  As of the date hereof, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.  Parent will use its reasonable best efforts to promptly update the Company concerning any such interest that it or any of its affiliates acquires after the date hereof (insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act).

Section 4.14 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the business of the Company and its subsidiaries shall be conducted in the ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and to preserve in all material respects its present relationships with customers, suppliers and other persons with which it has material business relations; provided, however, that no action by the Company or its subsidiaries with respect to matters specifically addressed by clauses (a)-(n) below shall be deemed a breach of this Section 5.1 unless such action constitutes a breach of such clauses (a)-(n).  Between the date of this Agreement and the Effective Time, except as otherwise expressly permitted by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law or regulation, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock options, stock appreciation rights, phantom stock, restricted stock or similar instruments), of the Company or any of its subsidiaries (except for (i) the issuance of Shares upon the exercise of Company Stock Options that are outstanding as of the date hereof, in accordance with the terms of any Company Plan, (ii)  the issuance of shares upon the exercise of Capstone Options, in accordance with the terms thereof, (iii) the issuance of shares upon the exercise of Warrants, in accordance with the terms thereof, or (iv) the issuance of shares by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (i) ordinary quarterly dividends in an amount not to exceed $0.07 per Share with record dates consistent with the record dates for comparable quarterly periods of 2010 and (ii) any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees, former employees or others in connection with a cashless exercise of Company Stock Options or Capstone Options or in order to pay Taxes in connection with the vesting or exercise of any grants (including Company Stock Options, Capstone Options and Company Restricted

Shares) pursuant to the terms of a Company Plan or Company Stock Plan), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than (x) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts which have been made available to Parent prior to the date hereof or (y) acquisitions not exceeding $1,000,000 in the aggregate, (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets having a current value in excess of $1,000,000 in the aggregate, or (iii) abandon or fail to maintain any of the Company’s or its subsidiaries’ material Intellectual Property or otherwise convey such rights to third parties, in the case of (ii) and (iii), other than the sale, abandonment, disposition or conveyance of inventory, assets or rights in the ordinary course of business;

(f) other than in the ordinary course of business, enter into or amend in any material respect or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract;

(g) make or authorize any new capital expenditures during any fiscal quarter (including new capital expenditures made or authorized during such fiscal quarter prior to the date of this Agreement) that are in excess of the Company’s capital expenditure budget for such fiscal quarter as set forth in Section 5.1(g) of the Company Disclosure Schedule;

(h) grant any material licenses of Intellectual Property to third parties except in the ordinary course of business;

(i) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company or acquisitions permitted by clause (e)(i) above), in each case, other than in the ordinary course of business (including any borrowings under the Company’s existing credit facility and in respect of letters of credit) and in an amount to not exceed $5,000,000;

(j) except as expressly contemplated in Section 6.6 or except pursuant to any Company Plan pursuant to its terms as in effect as of the date hereof or as required by applicable law, (i) increase (or commit to increase) in any manner the compensation (including base salary or wage, severance or termination pay) or benefits of any Company Employee, except in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay not provided for under any Company Plan, or any retention pay other than cash retention bonuses not to exceed the amount set forth in Section 5.1(j) of the Company Disclosure Schedule, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or prospective directors, officers or other employees, except for (A) offers of employment to prospective employees or use of consulting agreements or arrangements with consultants who are not directors or officers, in either case to the extent (x) necessary to fill a vacant position in the ordinary course of business consistent with past practice and (y) such agreement or arrangement does not provide an annual rate of cash compensation (including any bonus) in excess of $300,000 on an individual basis, or (iv) establish, adopt, enter into, materially amend or terminate any Company Plan, or any plan, program, agreement or arrangement that would be a Company Plan were it in effect as of the date hereof, excluding adjustment of performance targets for performance-based awards in a manner permitted under the terms of such awards, or (v) terminate any officer except for “cause”;

(k) make any material change in any accounting principles or methods, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed the amount set forth in Section 5.1(l) of the Company Disclosure Schedule and which do not impose any material restrictions on the operations or businesses of the Company and its subsidiaries taken as a whole;

(m) except for this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(n) other than in the ordinary course of business, make or revoke any material Tax election, settle or compromise any material Tax liability or enter into any material closing agreement, change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or file any amended Tax Returns if the result of such amendment would result in a material increase of Company Tax liability, except to the extent provided for in reserves or otherwise required by applicable law; or

(o) authorize or agree to take any of the actions described in this Section 5.1.

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Stockholders’ Written Consent.  Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the DGCL, take all action necessary to seek and obtain the Company Requisite Vote by irrevocable written consent of KKR Associates, L.P. and KKR 1996 GP LLC in the form attached as Exhibit C hereto (the “Stockholders’ Written Consents”).  As soon as practicable after receipt of the Stockholders’ Written Consents, the Company will provide Parent with a facsimile copy of such Stockholders’ Written Consents, certified as true and complete by an executive officer of the Company. If such Stockholders’ Written Consents are not delivered to the Company and Parent within 24 hours after the execution of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(b). In connection with the Stockholders’ Written Consents, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, its Certificate of Incorporation and its Bylaws.

Section 6.2 Information Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”).  Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement.  The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.  Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and shall provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.  Promptly after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its stockholders.

Section 6.3 Access to Information.  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors and representatives to, afford the officers, employees and representatives, including financing sources (provided, however, that financing sources may only be provided with material non-public information subject to customary confidentiality undertakings) of  Parent and Merger Sub reasonable access during normal business hours, consistent with applicable law, to its officers, properties, offices, and other facilities and to all books, records, Contracts, personnel, assets, liabilities, financial information and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries, as Parent, through its officers, employees or representatives (including financing sources), may from time to time reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling).  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

Section 6.4 Confidentiality.  Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the letter agreement, dated January 31, 2011 between the Company and TPG Capital, Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5 Solicitation; Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation.  Except as expressly permitted by this Section 6.5 (including Section 6.5(b)), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII,  the Company shall not, and shall not permit any of its subsidiaries or any officer, director, employee of the Company or any subsidiary to, or authorize any investment bankers, attorneys, accountants and other advisors or representatives retained by the Company or any subsidiary (collectively, “Company Representatives”), to, directly or indirectly, (A) initiate, solicit or knowingly encourage with any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to constitute or result in, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, or (D) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal.

(b) Acquisition Proposals.  Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, the Company Requisite Vote is obtained, if the Company receives a written Acquisition Proposal, that did not result from a breach of this Section 6.5, from any person the Company and its Representatives may contact such person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide non-public information and data concerning the Company and its subsidiaries in response to a request therefor by such person if the Company receives from such person an executed confidentiality agreement on customary terms that are no more favorable to the other party than the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal or otherwise contain any standstill or similar provision); provided that the Company shall promptly (and in any event within 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company or its subsidiaries that the Company made available to any person given such access which was not previously made available to Parent or Merger Sub, and (ii) the Company and its Representatives may engage or participate in any discussions or negotiations with such person, if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Company Board or any committee thereof determines in good faith (after consultation with independent financial advisors and outside legal counsel) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii) above, the Company Board or any committee thereof has determined in good faith (after consultation with its independent financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c) Definitions.  For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%), that the Company Board has determined in its good faith judgment after consultation with the Company’s outside legal counsel and independent financial advisors (A) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise).

(d) No Change in Recommendation or Alternative Acquisition Agreement.  Except as set forth in this Section 6.5(d), Section 6.5(e) or Section 8.3(a), the Company Board and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (it being understood that the Company Board may take no position with respect to an Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification);

(ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any letter of intent or agreement in principle with respect to a Acquisition Proposal;

(iii) except as expressly permitted by Section 8.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.5(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal; or

(iv) agree or resolve to take, or publicly announce any intention to take, any of the actions set forth in clauses (i), through (iii) above.

Notwithstanding the provisions of  this Section 6.5(d), (I) at any time prior to obtaining the Company Requisite Vote, if the Company  Board determines or any committee thereof believes in good faith, after consultation with outside counsel that failure to take any of the actions set forth in clauses (i) through (v) of this Section 6.5(d) (any of the foregoing, a “Change of Recommendation”)”) could be inconsistent with its fiduciary duties under applicable law other than because the Company has a received a Superior Proposal, the Company Board may take any of the actions set forth in clauses (i), (ii) and (v) of this Section 6.5(d) and (II) at any time prior to obtaining the Company Requisite Vote, if the Company Board determines, in good faith,  after consultation with independent financial advisors and outside legal counsel, that (x) an Acquisition Proposal is a Superior Proposal and (y) failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable law, the Company Board may, in response to such a Superior Proposal, take any of the actions set forth in clauses (i) through (v) of this Section 6.5(d) with respect to a Superior Proposal; provided that prior to taking any such actions permitted pursuant to this clause (II), (w) the Company has given Parent at least two (2) Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and an unredacted copy of any financing commitments relating thereto), (x) the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement, the Financing Commitments and the Guarantees such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement, the Financing Commitments and the Guarantees proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least one Business Day (unless the initial two (2) Business Day period has not concluded, in which case such notice period shall be at least one Business Day after such additional notice); and provided, further that the Company has complied in all material respects with its obligations under this Section 6.5.

(e) Certain Permitted Disclosure.  Nothing contained in this Section 6.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company).

(f) Notice.  The Company agrees that it will promptly (and, in any event, within four (4) Business Days) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the person making the proposal or offer or to comply with confidentiality obligations to such person) the Company Representatives and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals, offers (including any amendments thereto), discussions and negotiations within 24 hours.  Upon the request of Parent, the Company or the Company Representatives shall promptly apprise Parent of the status of any such Acquisition Proposal.  The Company agrees that it and its subsidiaries will not enter into any confidentiality agreement with any person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.5.

Section 6.6 Employment and Employee Benefits Matters.

(a) Without limiting any rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain, for the period commencing at the Effective Time and ending on December 31, 2012 (the “Benefit Continuation Period”), the severance-related provisions of the Company Plans existing immediately prior to the Effective Time and set forth on Section 6.6(a) of the Company Disclosure Schedule and to provide the severance payments and benefits contemplated by such provisions to any Person who is employed by the Company or any of its subsidiaries as of the Effective Time (a “Continuing Employee” ) and to whom such provisions are applicable as of immediately prior to the Effective Time whose employment is terminated during the Benefit Continuation Period in accordance with the terms and conditions of such provisions (except as otherwise agreed to by the applicable Continuing Employee).

(b) Without limiting any rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries to maintain for any Continuing Employee, during the Benefit Continuation Period, subject to paragraph (a) above and except as otherwise agreed to by the applicable Continuing Employee:  (i) compensation levels (such term to mean salary and/or wages and annual cash incentive compensation opportunities, excluding, for the avoidance of doubt, any equity-based compensation), (ii) health and welfare benefits and (iii) retirement benefits, that for each category are no less favorable, in the aggregate, than, the compensation levels, health and welfare benefits, and retirement benefits, respectively, which such Continuing Employee was eligible to receive as of immediately prior to the Effective Time; provided, however, that neither Parent nor any of its affiliates shall be obligated to continue to employ any Continuing Employee or maintain any particular employee benefit plan for any specific period of time following the Effective Time.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Continuing Employees full credit for purposes of eligibility, participation,

vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements established or maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Continuing Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA, regardless as to whether or not such Parent Plan is subject to ERISA), Parent or its subsidiaries shall, to the extent permitted under applicable law, (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries in the plan year in which the Effective Time occurs.

(d) From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (ii) all cash bonus plans or programs and (iii) all obligations pursuant to Company Plans in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) No later than ten (10) Business Days following the date of this Agreement with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”); and no later than 20 Business Days following the date of this Agreement with respect to any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based.  The schedules and underlying documentation required by this Section 6.6(e) shall be updated and delivered to Parent not later than twenty (20) Business Days prior to the anticipated Closing Date.

(f) The Parties acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of the respective Parties and shall not create any right in any other Person, including, any Company Employee or Continuing Employee.  No provision in this Agreement shall create any right to employment or to continued employment or to a particular term or condition of employment with the Company or any of its subsidiaries or Parent or any of their respective affiliates.  Nothing in this Section 6.6 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit plan, program or arrangement, or (ii) shall limit the ability of the Company or Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program or arrangement.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan as in effect on the date hereof and which has previously been made available to Parent, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that an Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.  In the event of any such claim, action, suit, proceeding or investigation, (A) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company or the Surviving Corporation expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions and benefits of this Section 6.7 shall continue in full effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use (x) its reasonable best efforts, except as provided in Section 6.14, to (i) take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement as soon as practicable and (ii) do all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including:  (A) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (B) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (y) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 6.8(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten (10) Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act.  Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all material communications with such Governmental Entities.  In particular, to the extent permitted by law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all necessary information that the other party may reasonably request in connection with filings required to be made by the other party under Antitrust Laws;

(iii) promptly notifying each other of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by law or Governmental Entity that each of the parties is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all material analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all material respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(e) In addition, each of the parties shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 6.8(a)(y) shall mean Parent committing, if necessary, to:  (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Company and its subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations of the Company as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity necessary, to consummate the transactions contemplated hereby.  All efforts described in this Section 6.8(f) shall be unconditional and shall not be qualified by best efforts and no actions taken pursuant to this Section 6.8 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-

only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

Section 6.9 Public Announcements.  Unless and until a Change of Recommendation has occurred, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 6.10 Anti-Takeover Statutes.  If the restrictive provisions of any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11 Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent or (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.  The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.11 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.12 Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.14 Financing.

(a) [Intentionally Omitted].

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and to cause its subsidiaries to cooperate, with Parent and Merger Sub in connection with Parent and Merger Sub obtaining the debt financing to pay a portion of the Merger Consideration (the “Debt Financing”) ”), including, at Parent’s request (i) furnishing Parent and Merger Sub and their Debt Financing sources with financial and other pertinent information identified on Exhibit D (all such information, the “Required Bank Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting with the preparation of materials for rating agency presentations and bank information memoranda and similar documents required in connection with the Debt Financing, (iv) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by Parent, (v) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts and blocked account agreements in connection with the foregoing and executing and delivering customary pledge and security documents or other definitive financing documents and other certificates and documents as may be reasonably requested by Parent that are consistent with the terms of this Agreement or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Parent; provided, that any obligations contained in all such agreements and documents shall be executed and effective no earlier than the Closing, (vi) at least five (5) calendar days prior to the Closing Date, providing all documentation and other information about the Company and each of its subsidiaries as is reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date which is in connection with the Debt Financing relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and (vii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Company, including entering into one or more credit agreements, indentures or other instruments on terms reasonably satisfactory to Parent in connection with the Debt Financing as of or immediately after the Effective Time to the extent direct borrowings or debt incurrence by the  Company is contemplated in the Debt Financing; it being understood, in each case of clauses (i) through (vii), that the authority to take any corporate action or to execute or deliver any documentation required to be executed or delivered as of and on the Closing Date by management of the Company or other representatives of the Company in connection with the Debt Financing shall be the authority granted by the board of directors of the Surviving Corporation immediately following the Effective Time; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries; provided, further, that neither the Company nor any of its subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time.  None of the Company nor any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 6.14(b).  The Company hereby consents to the reasonable use of the Company’s and its subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.  Notwithstanding anything to the contrary, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.14(b), shall be deemed satisfied and the Company shall be deemed to be in compliance with its obligations under this Section 6.14(b) for purposes of Section 8.2, unless the Debt Financing has not been obtained primarily as a result of the Company’s or its subsidiaries’ knowing and intentional material breach of their obligations under this Section 6.14(b).

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing or Debt Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(d) Parent and Merger Sub acknowledge and agree that the Company (prior to the Effective Time) and its affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any person under, any financing that Parent may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.14 and that Parent and Merger Sub shall indemnify and hold harmless the Company and its affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of the Company or any of its affiliates).

Section 6.15 Stock Exchange Delisting.  Prior to the Effective Time, each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.16 Parent Vote.

(a) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by it or any of its subsidiaries or with respect to which it or any of its subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Agreement

ARTICLE VII
CONDITIONS OF MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Requisite Vote shall have been obtained and the Information Statement shall have been cleared by the SEC and shall have been sent to stockholders (in accordance with Regulation 14C of the Exchange Act) at least 20 calendar days prior to the Closing.

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c) Orders.  As of the Closing, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered: (i) any law (whether temporary, preliminary or permanent) rule or regulation; or (ii) any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding (collectively, an “Order”), that in either case, restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties made by the Company (i) in Sections 3.3 and 3.4 and clause (A) of Section 3.8 shall be true and correct in all respects (except, with respect to the representations and warranties set forth in Section 3.3(a), for such inaccuracies as are de minimis relative to Section 3.3(a) taken as a whole) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in this Agreement (other than Sections 3.3 and 3.4 and clause (A) of Section 3.8) shall be read without reference to materiality or Material Adverse Effect and shall be true and correct as of the date of this Agreement and on the Closing Date with the same effect as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, in the case of this clause (ii), where the failure to be so true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.3 Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  (i)  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, in the case of this clause (i), where the failure to be so true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Sections 6.8 and 6.15.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1, by mutual written consent of the Company and Parent by action of their respective boards of directors.

Section 8.2 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1, by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by November 15, 2011 (such date the “Termination Date”);  or (b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.2(b) shall have used its reasonable best efforts to remove the Order;  provided, further, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of the failure of the consummation of the Merger.

Section 8.3 Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by written notice of the Company, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 6.1 (unless otherwise provided below):

(a) at any time prior to the time the Company Requisite Vote is obtained, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; (ii) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into one or more Alternative Acquisition Agreements with respect to a Superior Proposal; and (iii) the Company immediately prior to or substantially concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by the Company to Parent or (ii) by the Termination Date, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.2 not to be capable of being satisfied;

(c) if  (i) the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has confirmed in writing that as of the date of such writing all conditions set forth in Section 7.2 have been satisfied or that it is willing to waive such unsatisfied conditions in Section 7.2 and that it is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub shall have failed to consummate the Merger no later than two Business Days of the date the Closing should have occurred pursuant to Section 1.2 .

Section 8.4 Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of Parent if: (a)the Company Board shall have effected a Change of Recommendation, (b) the Stockholders’ Written Consent representing the Company Requisite Vote has not been executed and delivered to Parent and the Company within 24 hours after execution of this Agreement, (c) the Company enters into an Alternative Acquisition Agreement, (d) the Company or the Company Board shall have resolved or otherwise publicly announced its intention to take any of the foregoing actions in clauses (a) or (c), or (e) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) calendar days after written notice thereof is given by Parent to the Company or (ii) the Termination Date; provided, however, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or 7.3 not to be capable of being satisfied.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any person on the part of any party hereto (or of any of its representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein and subject to Section 8.5(d) (including the limitation on liability set forth therein), no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from a knowing or intentional breach of this Agreement or fraud and (ii) the provisions set forth in this Section 8.5, Section 6.14(b) (with respect to Parent’s reimbursement and indemnification obligations), Section 6.14(d), Section 8.6, Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.14, the Confidentiality Agreement and the Guarantees (to the extent set forth therein) shall survive the termination of this Agreement.

(b) In the event that:

(i) (x) (1) before obtaining the Company Requisite Vote, this Agreement is terminated pursuant to Section 8.2(a) or Section 8.4(e) and any person shall have made and publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement but prior to such termination, and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination or (2) this Agreement is terminated pursuant to Section 8.4(b) and (y) within nine (9) months of such termination the Company shall have entered into a definitive agreement with respect to such Acquisition Proposal and such Acquisition Proposal is consummated (provided that for purposes of this clause (y) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a), (c) or (d); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall (A) in the case of clause (i) above, within three (3) Business Days after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(y) above, (B) in the case of clause (ii) above, no later than three (3) Business Days after the date of such termination, and (C) in the case of clause (iii) above, immediately prior or substantially concurrently with such termination, pay Parent the Termination Fee (as defined below) by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).  “Termination Fee” shall mean an amount equal to $8,000,000 less, if applicable, the amount of expenses reimbursed to Parent pursuant to Section 8.6.

(c) In the event that this Agreement is terminated by the Company pursuant to:

(i) Section 8.3(b); or

(ii) Section 8.3(c);

then Parent shall promptly, but in no event later than three (3) Business Days after the date of such termination, pay or cause to be paid to the Company an amount equal to $30,000,000 (the “Parent Fee”) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Fee on more than one occasion).

(d) The parties acknowledge that the agreements contained in this Section 8.5 and in Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) or Section 8.6 or Parent fails to promptly pay the amount due pursuant to Section 8.5(c) or Section 8.6, and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or Section 8.6 or any portion thereof or a judgment against Parent for the amount set forth in Section 8.5(c) or any portion thereof, the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.  Notwithstanding anything to the contrary in this Agreement, (i) (x) the Company’s right to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5 (including the right to enforce the Guarantees with respect thereto) shall, subject to Section 9.10, be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other person in connection with this Agreement, the Financing Commitments, the Guarantees, the transactions contemplated hereby and thereby and shall be, subject to Section 9.10, the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub, the Guarantors, the financing sources of the Debt Financing, if any, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (“Parent Related Parties”; provided, that for the avoidance of doubt, the term “Parent Related Parties” shall not include Parent, Merger Sub or any of their subsidiaries) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, and upon the Company’s receipt and acceptance of such amounts, none of Parent, Merger Sub, the Guarantors, the financing sources of the Debt Financing, if any, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that such parties (other than the financing sources of the Debt Financing, if any) shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d), the reimbursement and expense obligations of Parent contained in Section 6.14(b) and the indemnification obligations of Parent contained in Section 6.14(d)), the Guarantee, the Equity Commitment Letter or in respect of any other document or theory in law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and (y) in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Fee pursuant to this Section 8.5, the Company agrees that the maximum aggregate liability of Parent and Merger Sub and the financing sources of the Debt Financing, if any, shall be limited to an amount equal to the amount of the Parent Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that such parties shall remain obligated for, and the Company and its subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement, any reimbursement obligations of Parent pursuant to the first sentence of this Section 8.5(d) and the indemnification, reimbursement and expense obligations of Parent contained in Section 6.14(b)), and (ii) Parent’s receipt of the Termination Fee from the Company pursuant to this Section 8.5 and, if applicable, expense reimbursement pursuant to Section 8.6, shall, subject to Section 9.10, be the sole and exclusive remedy of Parent, Merger Sub, the Guarantors and their respective affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to or associated with such termination, and upon payment of such amounts, none of the Company, its subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of any such loss (except for any reimbursement and expense obligations of the Company pursuant to the first sentence of this Section 8.5(d)).

Section 8.6 Expenses .  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Expenses incurred in connection with the printing, filing and mailing of the Information Statement shall be shared equally by Parent and the Company. Notwithstanding the foregoing, in the event of termination of this Agreement pursuant to Section 8.4(b), then the Company shall promptly, but in no event later than three (3) Business Days after being notified of such by Parent, pay Parent’s designee all of the reasonable documented out-of-pocket expenses

(including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub and their respective affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $2,500,000, by wire transfer of same day funds.

Section 8.7 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

Section 9.2 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic email (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

c/o TPG Partners VI, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention:  Ronald Cami

Facsimile:  415-743-1503

E-mail:  rcami@tpg.com

with an additional copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Paul J. Shim

Facsimile: 212-455-3999

Email: pshim@cgsh.com

(b) if to the Company:

PRIMEDIA, INC.

3585 Engineering Drive

Norcross, GA 30092

Attention:  General Counsel

Facsimile:  (815) 301-6657

E-mail:  kbelknap@primedia.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY  10017

Attention:  Gary I. Horowitz, Esq.

                  Facsimile:  212-455-2502

E-mail: GHorowitz@stblaw.com

Section 9.3 Certain Definitions.  For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(c) “beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(e) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) “ERISA Affiliate” means each corporation, trade or business which is treated as a single employer with the Company under Sections 414(b), 414(c) or 414(m) of the Code or Section 4001(b)(1) of ERISA.

(g) “Intellectual Property” means all intellectual property rights of any type or nature recognized by law, however denominated, throughout the world, including (i) trademarks, service marks, logos, Internet domain names, trade dress, applications and registrations for the foregoing, and goodwill associated therewith; (ii) inventions or discoveries, whether or not patentable, and invention disclosures; (iii) patents and applications therefor, including divisionals, provisionals, nonprovisionals, continuations and continuations-in-part, extensions, reexaminations and reissues; (iv) trade secrets, confidential information and know-how, including processes, methods, techniques, schematics, business methods, formulae, source code, drawings, prototypes, models and designs; and (v) software, databases, copyrights, copyrighted works, registrations and applications therefor, and all renewals, extensions, translations or derivations thereof;

(h) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(h)(i) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(i) “Material Adverse Effect” means any event, change, occurrence or developments or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any event, change, occurrence or developments or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof, (iv) any change in the price or trading volume of the Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) any failure by the

Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, (vii) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement (provided, that the exceptions in this clause (vii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.5, and to the extent related thereto, the condition in Section 7.2(a)), (viii) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (ix) any action taken by the Company, or which the Company causes to be taken by any of its subsidiaries (other than pursuant to Section 5.1), in each case which is required by this Agreement or (x) any actions taken (or omitted to be taken (other than pursuant to Section 5.1)) at the request of Parent or Merger Sub, except in the case of each of clauses (i) through (iii) and (vi), to the extent such changes have a disproportionately adverse impact on the Company and its subsidiaries, taken as a whole, relative to other industry participants;

(j) “Permitted Liens” means (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (c) pledges or deposits by the Company or any of its subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, and (d) such other liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection.

(k) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

(l) “Significant Subsidiary” has the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(m) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(n) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges, together with any interest and any penalties attributable thereto; and

(o) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any Governmental Entity or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 9.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.  Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.5(d) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing Commitments or the Guarantees.

Section 9.5 Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Financing Commitments, the Confidentiality Agreement and the Guarantees constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties.

Section 9.6 Parties in Interest.  Except (i) as provided in Section 6.7 which shall be enforceable by the current and former officers and directors and their respective successors and assigns (and as to which each of the foregoing is an express third party beneficiary), (ii) Section 8.5(d), Section 9.11(b) and Section 9.13, which shall be enforceable by each financing source of the Debt Financing and its successors and assigns (and as to which each of the foregoing is an express third party beneficiary) and (iii) Section 9.14, which shall be enforceable by each Parent

Related Party, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law.  This Agreement, and all disputes between the parties under or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.8 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 Specific Performance.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that, prior to the earlier of the Closing or the valid termination of this Agreement, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  Without limitation of the foregoing and in accordance with the last sentence of this Section 9.10, the parties hereby further acknowledge and agree that prior to the earlier of the Closing or the valid termination of this Agreement, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.8 and 6.14 by Parent or Merger Sub, (ii) to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing, if (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2 and (C) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing will occur and (iii) to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent or Merger Sub to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason (other than the likelihood of success on the merits) at law or equity.  For the avoidance of doubt, under no circumstances will the Company be entitled to monetary damages from Parent, Merger Sub or any Parent Related Party in excess of the aggregate amount of (A) the Parent Fee, (B) any reimbursement obligation of Parent pursuant to the first sentence of Section 8.5(d), (C) the reimbursement and expense obligations of Parent contained in the last sentence of Section 6.14(b), and (D) the indemnification obligations of Parent contained in Section 6.14(d).  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  Until such time as Parent pays and the Company accepts the Parent Fee pursuant to the terms of this Agreement, the remedies available to the Company pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, terminating this Agreement in accordance with Section 8.3 and collecting the Parent Fee under Section 8.5; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by this Section 9.10 and any money damages, including all or any portion of the Parent Fee.

Section 9.11 Jurisdiction.

(a) Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware), in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) With respect to any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any financing sources under the Debt Financing or any affiliate thereof arising out of or relating to the transactions contemplated by this Agreement, the Financing Commitments, the Debt Financing or the performance of services thereunder, the parties hereto agree that (i) such claims, suits, actions or proceedings shall be subject to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court located within the State of Delaware) and (ii) they shall not bring or permit any of their affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court. The parties hereto further agree that the financing sources under the Debt Financing (and their respective affiliates) shall be beneficiaries of any liability cap and all other limitations on remedies and damages in this Agreement and that the financing sources under the Debt Financing (and their respective affiliates) are express third party beneficiaries of this Section 9.11(b).

Section 9.12 Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION INVOLVING THE FINANCING SOURCES UNDER THE DEBT FINANCING), OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party (other than the Guarantors to the extent set forth in the Guarantees or Financing Commitments and other than the parties to the Confidentiality Agreement to the extent set forth in the Confidentiality Agreement) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its affiliates, and the Company agrees not to and to cause its affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than payment of the Guarantors to the extent set forth in the Guarantees).

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRIMEDIA, INC.

By:	/s/ CHARLES STUBBS
Name: Charles Stubbs
Title: President and Chief Executive Officer

PITTSBURGH HOLDINGS, LLC

By:	/s/ RONALD CAMI
Name: Ronald Cami
Title: Vice President

PITTSBURGH ACQUISTION, INC.

By:	/s/ RONALD CAMI
Name: Ronald Cami
Title: Vice President